Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., April 25, 2007  —  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended March 31, 2007 of $499,000 or $.77 per common share, compared to net income of $520,000 or $.80 per common share for the three months ended March 31, 2006.

First quarter income decreased $21,000 or 4.0% from the first quarter of 2006.  Net interest income after provision for loan losses decreased $109,000 to $2.0 million, which was the net result of an $89,000 increase in total interest income, and a $198,000 increase in interest expense. The largest increase in interest expense was due to higher costing deposit products coupled with the fact that liabilities repriced more quickly than assets during 2006 and into 2007 as interest rates continued to rise.

Non-interest income decreased $18,000 or 2.7% compared to 2006. The decrease in non-interest income was primarily due to a smaller increase in the market value of derivatives related to certificates of deposit held for investment in the current period. Derivative income related to indexed certificates of deposit was $29,000 in the first quarter 2007 compared to $70,000 for the same period in 2006. Other components of non-interest income for the three months ended March 31, 2007, experienced nominal fluctuations compared to the same period in 2006.

Non-interest expense was $2.0 million for the three months ended March 31, 2007 and $2.1 million during the same period in 2006.  Salaries and benefits, the largest component of non-interest expense, decreased $19,000 or 1.6% to $1.2 million.  Modest decreases in supplies expense of $13,000, amortization of core deposit intangible expense of $13,000, and other expenses of $30,000 were partially offset by an increase in occupancy and equipment expense of $3,000. The amortization expense is related to the core deposit intangible resulting from the purchase of the Streator branches. In addition, income tax expense decreased $32,000 to $136,000 in 2007 compared to the same period in 2006.

Total assets at March 31, 2007 decreased to $269.1 million from $278.1 million at December 31, 2006.  Total deposits at March 31, 2007 were $238.9 million, compared to $250.3 million at December 31, 2006.  Total equity at March 31, 2007 and December 31, 2006 was $24.1 million and $23.5 million respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, a branch in Yorkville, and a loan production office in Minooka, Illinois.  All information at and for the period ended March 31, 2007 has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.